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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                              ---------------------

                               AMENDMENT NO. 1 TO

                                 SCHEDULE 13E-4
                          Issuer Tender Offer Statement
      (Pursuant to Section 13(e)(1) of the Securities Exchange Act of 1934)

                          PACIFIC GULF PROPERTIES INC.
                                (Name of Issuer)

                          PACIFIC GULF PROPERTIES INC.
                      (Name of Person(s) Filing Statement)

               8.375% Convertible Subordinated Debentures Due 2001
                         (Title of Class of Securities)

                                    694396AA
                      (CUSIP Number of Class of Securities)

                               GLENN L. CARPENTER
    Chairman of the Board of Directors, President and Chief Executive Officer
                          Pacific Gulf Properties Inc.
                              363 San Miguel Drive
                         Newport Beach, California 92660
                                 (714) 721-2700
 (Name, Address and Telephone Number of Person Authorized to Receive Notices and
           Communications on Behalf of the Person(s) Filing Statement)

                                    Copy to:
                              DHIYA EL-SADEN, ESQ.
                           Gibson, Dunn & Crutcher LLP
                             333 South Grand Avenue
                          Los Angeles, California 90071
                                 (213) 229-7000
                                November 8, 1996
     (Date Tender Offer First Published, Sent or Given to Security Holders)
                            CALCULATION OF FILING FEE
================================================================================
         Transaction Valuation               Amount of Filing Fee
         ---------------------               --------------------
               $60,743,950*                        $12,149
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*   Estimated solely for the purpose of determining the filing fee. Calculated based on the average of the high and low prices of the Registrant's 8.375% Convertible Subordinated Debentures Due 2001 (the "Debentures") on November 6, 1996. The amount of the filing fee, calculated in accordance with Regulation 240.0-11 of the Securities Exchange Act of 1934, equals 1/50 of one percentum of the value of the securities to be acquired.

[X] Check box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

Amount previously paid:       $17,124                            Filing party:     Pacific Gulf Properties Inc.
Form or registration no.:     S-4 (File No. 333-13253)           Date filed:       October 2, 1996

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         This Amendment No. 1 (this "Amendment No. 1") to Schedule 13E-4 amends and supplements the Issuer Tender Offer Statement on Schedule 13E-4 filed
______________, 1996 (the "Original Schedule 13E-4") relating to an offer by
Pacific Gulf Properties Inc., a Maryland corporation (the "Company"), to exchange, upon the terms and subject to the conditions contained in the
Company's Prospectus, dated December 11, 1996 (the "Prospectus"), contained in
Amendment No. 2 to the Company's Registration Statement on Form S-4 (File No.
333-13253) filed with the Securities and Exchange Commission (the "Commission")
under the Securities Act of 1933, as amended (the "Securities Act"), and the accompanying Letter of Transmittal (which together constitute the "Exchange
Offer"), any and all of the Company's outstanding 8.375% Convertible
Subordinated Debentures Due 2001 (the "Debentures") at an exchange rate of 58 shares of the Company's Common Stock, par value $.01 per share (the "Common
Stock"), for each $1,000 principal amount of Debenture tendered and accepted. A copy of the Prospectus and the Letter of Transmittal are attached hereto as
Exhibits (a)(8) and (a)(9), respectively.

         The Prospectus and the exhibits thereto are hereby incorporated herein by reference.

Item 1  Security and Issuer

        (b) The class of equity securities to which this Statement relates is the Debentures. Reference is hereby made to the information set forth on the cover page of the Prospectus and in the Prospectus under the captions "The
Exchange Offer -- Terms of the Exchange Offer" and "Management." A copy of the
Prospectus (a)(8) is attached hereto as Exhibit (a)(8) and incorporated herein by reference.





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ITEM 7.    FINANCIAL INFORMATION.

         (a)-(b) Reference is hereby made to the information set forth in (1) the Prospectus, under the captions "Prospectus Summary--Summary Financial
Information" and "Index to Financial Statements," (2) the Company's Annual
Report on Form 10-K/A, dated May 20, 1996, for the fiscal year ended December
31, 1995 (the "1995 10-K") under the captions "Selected Financial and Operating
Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and "Financial Statements and Supplementary Data" and (3) the
Company's Quarterly Report on Form 10-Q for the quarter ended September 30,
1996, dated November 13, 1996 (the "Third Quarter 10-Q") under the captions
"Financial Statements" and "Management's Discussion and Analysis of Financial
Condition and Results of Operations" each of which is incorporated herein by reference.




ITEM 9.    MATERIAL TO BE FILED AS EXHIBITS.


         (a)(8)   --  Prospectus, dated December 11, 1996, incorporated herein by reference to Amendment No. 2 to the Company's
                      Registration Statement on Form S-4.
         (a)(9)   --  Letter of Transmittal, dated December 11, 1996,
                      incorporated herein by reference to Exhibit 99.7 to Amendment No. 2 to the Company's Registration Statement on Form S-4.
         (a)(10)  --  Notice of Guaranteed Delivery, dated December 11, 1996, incorporated herein by reference to Exhibit 99.8 to Amendment No. 2 to the Company's Registration Statement on Form S-4.
         (a)(11)  --  Letter to Clients for use by Brokers, Dealers, Commercial
                      Banks, Trust Companies and Other Nominees, dated
                      December 11, 1996, incorporated herein by reference to
                      Exhibit 99.9 to Amendment No. 2 to the Company's
                      Registration Statement on Form S-4.
         (a)(12)  --  Letter to Brokers, Dealers, Commercial Banks, Trust
                      Companies and Other Nominees, incorporated herein by reference to Exhibit 99.10 to Amendment No. 2 to the Company's Registration Statement on Form S-4.
         (a)(13)  --  Press Release related to Exchange Offer, dated December
                      11, 1996, incorporated herein by reference to Exhibit
                      99.12 to Amendment No. 2 to the Company's Registration
                      Statement on Form S-4.
         (a)(14)  --  Letter related to Exchange Offer from Chairman of the
                      Board and Chief Executive Officer, dated December 11,
                      1996, incorporated herein by reference to Exhibit 99.11 to Amendment No. 2 to the Company's Registration Statement on Form S-4.
         (b)      --  None.
         (c)      --  None.
         (d)      --  See Exhibit (a)(1).
         (e)      --  See Exhibit (a)(1).
         (f)      --  None.
         (g)(1)   --  Company's Annual Report on Form 10-K/A for the fiscal
                      year ended December 31, 1995, dated May 20, 1996, incorporated by reference pursuant to Rule 12b-32 under the Exchange Act.
         (g)(2)   --  Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1996, dated November 13, 1996, incorporated by reference pursuant to Rule 12b-32 under the Exchange Act.



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                                    SIGNATURE

         After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                  PACIFIC GULF PROPERTIES INC.



                                  By:  /s/ DONALD G. HERRMAN
                                     ---------------------------------------
                                     Donald G. Herrman
                                     Executive Vice President, Secretary
                                     and Chief Financial Officer




Dated:  December 11, 1996

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                                  EXHIBIT INDEX

       EXHIBIT NO.                        DESCRIPTION
       -----------                        -----------


         (a)(8)   --  Prospectus dated December 11, 1996, incorporated herein by reference to Amendment No. 2 to the Company's
                      Registration Statement on Form S-4.
         (a)(9)   --  Letter of Transmittal, dated December 11, 1996,
                      incorporated herein by reference to Exhibit 99.7 to Amendment No. 2 to the Company's Registration Statement on Form S-4.
         (a)(10)  --  Notice of Guaranteed Delivery, dated December 11, 1996, incorporated herein by reference to Exhibit 99.8 to Amendment No. 2 to the Company's Registration Statement on Form S-4.
         (a)(11)  --  Letter to Clients for use by Brokers, Dealers, Commercial
                      Banks, Trust Companies and Other Nominees, dated
                      December 11, 1996, incorporated herein by reference to
                      Exhibit 99.9 to Amendment No. 2 to the Company's
                      Registration Statement on Form S-4.
         (a)(12)  --  Letter to Brokers, Dealers, Commercial Banks, Trust
                      Companies and Other Nominees, incorporated herein by reference to Exhibit 99.10 to Amendment No. 2 to the Company's Registration Statement on Form S-4.
         (a)(13)  --  Press Release related to Exchange Offer, dated December
                      11, 1996, incorporated herein by reference to Exhibit
                      99.12 to Amendment No. 2 to the Company's Registration
                      Statement on Form S-4.
         (a)(14)  --  Letter related to Exchange Offer from Chairman of the
                      Board and Chief Executive Officer, dated December 11,
                      1996, incorporated herein by reference to Exhibit 99.11 to Amendment No. 2 to the Company's Registration
                      Statement on Form S-4.
         (b)      --  None.
         (c)      --  None.
         (d)      --  See Exhibit (a)(1).
         (e)      --  See Exhibit (a)(1).
         (f)      --  None.
         (g)(1)   --  Company's Annual Report on Form 10-K/A for the fiscal
                      year ended December 31, 1995, dated May 20, 1996, incorporated by reference pursuant to Rule 12b-32 under the Exchange Act.
         (g)(2)   --  Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1996, dated November 13, 1996, incorporated by reference pursuant to Rule 12b-32 under the Exchange Act.

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